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                                                                    EXHIBIT 99.1


                              FOR IMMEDIATE RELEASE



                            ARKANSAS BEST CORPORATION
             SENDS GOODYEAR NOTICE TO SELL ITS INTEREST IN WINGFOOT;
                    WILL TAKE A FIRST QUARTER 2003 CHARGE FOR
                    THE FAIR VALUE OF ITS INTEREST RATE SWAP

         (Fort Smith, Arkansas, March 19, 2003) -- Arkansas Best Corporation (Nasdaq: ABFS) announced today that it has notified The Goodyear Tire & Rubber Company of its intention to sell its 19% ownership interest in Wingfoot Commercial Tire Systems, LLC to Goodyear for a cash price of $71.3 million. Arkansas Best anticipates closing the transaction and receiving the proceeds from Goodyear on or about May 1, 2003. Upon the closing of the transaction, Arkansas Best expects to record a pre-tax gain of approximately $12 million ($8.4 million after-tax or $0.33 per diluted common share) in the second quarter of 2003. Arkansas Best expects to use the proceeds to reduce the outstanding debt under its credit agreement, which currently stands at $110.0 million.

         Arkansas Best has hedged the variable rate interest payments on $110.0 million of borrowings under its revolving credit agreement with an interest rate swap. Because Arkansas Best anticipates using the proceeds from this transaction to reduce borrowings below $110.0 million, Arkansas Best will recognize a pre-tax charge of approximately $8.5 million ($5.2 million after-tax or $0.20 per diluted common share) to earnings in its first quarter 2003 income statement related to the current negative fair value of the swap. The fair value of the interest rate swap may change between now and the end of the first quarter. If such changes occur, they will be reflected in Arkansas Best's first quarter 2003 earnings.

         Arkansas Best Corporation, headquartered in Fort Smith, AR, is a diversified transportation holding company with two primary operating subsidiaries. ABF Freight System, Inc., in continuous service since 1923, provides national transportation of less-than-truckload ("LTL") general commodities throughout North America. Clipper is an intermodal marketing company that provides domestic freight services utilizing rail and over-the-road transportation.





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         THE FOLLOWING IS A "SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES
LITIGATION REFORM ACT OF 1995: Statements contained in this press release that are not based on historical facts are "forward-looking statements." Terms such as "estimate," "expect," "predict," "plan," "anticipate," "believe," "intend," "should," "would," "scheduled," and similar expressions and the negatives of such terms are intended to identify forward-looking statements. Such statements are by their nature subject to uncertainties and risk, including but not limited to union relations; availability and cost of capital; shifts in market demand; weather conditions; the performance and needs of industries served by Arkansas Best's subsidiaries; actual future costs of operating expenses such as fuel and related taxes; self-insurance claims and employee wages and benefits; actual costs of continuing investments in technology, the timing and amount of capital expenditures; competitive initiatives and pricing pressures; general economic conditions; and other financial, operational and legal risks and uncertainties detailed from time to time in the Company's SEC public filings



Contact: Mr. David E. Loeffler, Vice President, Chief Financial Officer and
         Treasurer
         Telephone: (479) 785-6157

         Mr. David Humphrey, Director of Investor Relations
         Telephone: (479) 785-6200

                                 END OF RELEASE